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                                                                    Exhibit 23.2


                         [DELOITTE & TOUCHE LETTERHEAD]



CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of JDS Uniphase Corporation on Amendment No. 1 to Form S-4 of our report dated December 22, 1998 (January 8, 1999 as to paragraph 8 of Note 6, May 26, 1999 as to Note 15 and November 3, 1999 as to Note 16) on the consolidated financial statements of Optical Coating Laboratory, Inc. and subsidiaries appearing in the Current Report on Form 8-K/A of JDS Uniphase Corporation filed on November 30, 1999 and in the 1998 Annual Report on Form 10-K of Optical Coating Laboratory, Inc. and subsidiaries.

We also consent to the reference to us under the heading "Experts" in the Proxy Statement-Prospectus, which is a part of this Registration Statement.



/s/ DELOITTE & TOUCHE LLP


San Jose, California
December 22, 1999